Exhibit 23.2

Consent of Independent Registered Certified Public Accountants

We consent to the inclusion of our report dated March 15, 2004, with respect to the consolidated financial statements of Comdial Corporation as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 included in the current report on Form 8-K/A of Artisoft, Inc. dated September 28, 2005.

/s/ Ernst & Young LLP

Tampa, Florida

November 14, 2005